 North America Structured Investments  2.5yr Uncapped Accelerated Barrier Note linked to SX5E  The following is a summary of the terms offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Index: EURO STOXX 50 Index  Contingent Buffer: 30.00%Upside Leverage Factor: At least 1.25*  Final Value: With respect to each index, the closing level of that Index on the Observation Date  Initial Value: With respect to each index, the closing level of that Index on the Pricing Date  Pricing Date: September 22, 2017  Observation Date: March 23, 2020  Maturity Date: March 26, 2020  CUSIP: 46647MW41  Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/46647MW41/doctype/Product_Termsheet/document.pdf  For information about the estimated value of the notes, which likely will be lower than the  Hypothetical Returns on the Notes at Maturity**  Note Payoff at Ma turity Index Peformance  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  $200  $0  -60% -40% -20% 0% 20% 40%  Index Return  Hypothetical Index Hypothetical Note Hypothetical  Return Return Payment at Maturity  125.00% $2,250.00  price you paid for the notes, see the hyperlink above.  Payment at Maturity  If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amountnote will be calculated as follows:  100.00%  40.00%  30.00%  20.00%  50.00% $1,500.00  37.50% $1,375.00  25.00% $1,250.00  $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)  If the Final Value of either Index is less than its Initial Value but the Final Value of each Index is greater than or equal to its InitialValue or less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of our notes atmaturity.  If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at  maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than  30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  5.00% 6.25% $1,062.50  0.00% 0.00% $1,000.00  -10.00% 0.00% $1,000.00  -20.00% 0.00% $1,000.00  -30.00% 0.00% $1,000.00  -30.01% -30.01% $699.99  -50.00%  -50.00%  $500.00  -60.00%  -60.00%  $400.00  • The final Upside Leverage Factor will be in the Pricing Supplement and will not be less than 1.25.  ** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not  reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included,  the hypothetical returns and hypothetical payments shown above would likely be lower.  -80.00% -80.00% $200.00  -100.00% -100.00% $0.00  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  2.5yr Uncapped Accelerated Barrier Note linked to SX5E  Selected Benefits  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to  changes in the market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase &Co.  • If the Final Value is less than the Initial Value by more than 30.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value.  Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount  at maturity and could lose all of your principal amount at maturity.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and  has limited assets.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer  to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance  of notes, including acting as calculation agent and hedging our obligations under the notes,and making the assumptions used to determine the pricing of the notes and the estimatedvalue of the notes when the terms of the notes are set. It is possible that such hedging or  other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable term sheet for additionalinformation.  Disclaimer  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these  materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and  JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these  documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealerparticipating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you sorequest by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) isnot intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of thematters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended toprovide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com